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Exhibit 10(k)

                                February 25, 2000

VIA AIRBORNE

Mr. Clarence P. Cazalot, Jr.
510 Frogtown Road
New Canaan, CT 06840

Dear Clarence,

Subject to the approval of the USX Corporation Board of Directors ("Board"), I am authorized to extend to you, on behalf of Marathon Oil Company ("Marathon"), an offer of employment for the position of President, effective March 1, 2000 or such later date, immediately following Texaco's acceptance of your resignation, as you can take office (the "employment date"). I am also authorized to inform you that you will be nominated to serve on the USX Board as Vice Chairman.

Significant aspects of Marathon's offer include the following:

1. You will be paid, in equal monthly installments, an annual salary of $600,000. In addition, you will be eligible to receive an annual performance bonus, based on Marathon's actual performance in each calendar year, under the USX Corporation Senior Executive Officer Annual Incentive Compensation Plan, a copy of which is attached. Your bonus award for the year 2000 will be a minimum of $800,000.

2. You will be paid a retention bonus of $200,000 on the first, second, third, fourth and fifth anniversaries of your employment date.

3. Should you accept this offer of employment, the Board's Compensation Committee will approve, under the USX Corporation 1990 Stock Plan, a copy of which is attached, the following:

         (1) the issuance to you of a stock option for 300,000 shares of USX-Marathon Group common stock, the grant date to be the date of your employment with Marathon. The option price, in accordance with the Plan's Administrative Regulations, will be equal to the mean of the high and low prices of USX-Marathon Group common stock on the date of grant, and the option shall be exercisable as follows:

                           Three years from the date of grant - 100,000 shares Four years from the date of grant - 100,000 shares Five years from the date of grant - 100,000 shares

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Exhibit 10(k) (Contd)

         (2) an additional grant of stock options on the date of the next stock option grant (currently scheduled for May 30, 2000) of 100,000 shares, to be made 80% in USX-Marathon Group common stock and 20% in USX-U. S. Steel Group common stock. The option will have the same vesting period as options granted to other executive management employees (currently one year from the date of grant).

         (3) a grant of 75,000 restricted-stock shares on the date of the next restricted stock grant (currently scheduled for May 30, 2000). The grant will be made 80% in USX-Marathon Group common stock and 20% in USX-U. S. Steel Group common stock and have an annual target vesting rate of 15,000 shares.

4. As a Marathon executive employee, you will be eligible to participate in all of Marathon's existing and future employee benefit programs applicable to executive officers. In addition, you will receive (1) a comprehensive physical examination at Company expense in each calendar year in accordance with Marathon's policy covering physical examinations for Marathon's executive officers and (2) tax preparation and financial planning advice under terms and conditions comparable to those applicable to USX executive management.

5. Upon your employment by Marathon, the USX Board of Directors will extend to you a change-in-control agreement which, upon your acceptance thereof, will provide you with earnings protection up to a maximum of three times your annual salary and bonus should a change in control of USX, as defined in such agreement, occur.

6. You and your family will be covered by Marathon's medical care plan immediately upon your employment, resulting in no gap in medical coverage.

7. Marathon will provide for reimbursement of the cost of membership fees and dues for one country club.

8. You will be entitled to five weeks of paid vacation per year or the number of weeks to which you would be entitled under Marathon's vacation plan, whichever is longer.

Because of your extensive experience and personal qualities, you can make a unique and valuable contribution to Marathon's future success. I therefore hope, both personally and for Marathon, that you will accept our offer.

                                 Sincerely,

                       /s/    THOMAS J. USHER

                                 Thomas J. Usher


Agreed to and accepted this 28th day of February, 2000.

 /s/    CLARENCE P. CAZALOT, JR.
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     Clarence P. Cazalot, Jr.